    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1996

                                                      REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                 TENNECO INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              76-0233548
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)
                               1275 KING STREET
                         GREENWICH, CONNECTICUT 06831
                                (203) 863-1000
         (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                  M. W. MEYER
                              VICE PRESIDENT AND
                            DEPUTY GENERAL COUNSEL
                                 TENNECO INC.
                               TENNECO BUILDING
                             HOUSTON, TEXAS 77002
                                (713) 757-2131
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                            PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF                     MAXIMUM        MAXIMUM       AMOUNT OF
    SECURITIES TO BE       AMOUNT TO BE  OFFERING PRICE   AGGREGATE     REGISTRATION
       REGISTERED           REGISTERED      PER UNIT    OFFERING PRICE      FEE
- ------------------------------------------------------------------------------------
 Common Stock, par value
  $5 per share
  (including associated
  Rights)...............   457,192 shs.     $54.938*     $25,117,214*      $8,661
- ------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 and is based upon the average of the high and low prices of the Common Stock as quoted for April 23, 1996 in The Wall Street Journal.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED APRIL 30, 1996

                                 457,192 SHARES

                                  TENNECO INC.

                                  COMMON STOCK
                                 ($5 PAR VALUE)

                                 ------------

  The Common Stock of Tenneco Inc. (the "Company") is listed on the New York, Chicago, Pacific, Toronto, London, Paris, Frankfurt, Dusseldorf, Basel, Geneva and Zurich Stock Exchanges and the shares of Common Stock offered hereby have been listed on such Exchanges.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

  The shares of Common Stock, par value $5 per share ("Common Stock"), of Tenneco Inc. which may be sold by means of this Prospectus are outstanding shares of Common Stock which were owned as of April 30, 1996, by the persons named in this Prospectus under the caption "Selling Shareholders", having been acquired by them in connection with a merger of MLP Holdings, Inc. with an indirect wholly-owned subsidiary of Tenneco Inc., which occurred on November 2, 1995. Such shares may be offered and sold from time to time by such persons on a national securities exchange or otherwise.

  In making this offering, the Selling Shareholders and any broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act").

  See "Manner of Offering" for a description of indemnification obligations of the Company to Selling Shareholders and brokers or dealers who participate in a sale of the shares offered hereby.

  The closing price of the Common Stock on the Composite Transactions Tape as reported by the National Quotation Bureau, Inc. on April 23, 1996, was $54 5/8.

  The expenses of this offering are estimated to be approximately $65,000 and will be paid by the Company.

                                 ------------


April   , 1996

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS

                               PAGE
                               ----
Available Information.........   2
Tenneco Inc. .................   3
Use of Proceeds...............   3
Recent Developments...........   3
Common Stock Price Range and
 Dividends....................   4
Selling Shareholders..........   5

                                                                       PAGE
                                                                       ----
 Description of Common Stock..........................................   5
 Manner of Offering...................................................  10
 Legal Matters........................................................  11
 Experts..............................................................  11
 Incorporation of Certain Documents by Reference......................  11

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission at the following addresses: Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York, Chicago and Pacific Stock Exchanges.

  The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such copies should be directed to Mr. Karl A. Stewart, Vice President and Secretary, Tenneco Inc., 1275 King Street, Greenwich, Connecticut 06831, telephone number (203) 863-1000.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Act, covering the shares described herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                                 TENNECO INC.

  The Company is a diversified industrial company conducting all of its operations through subsidiaries. The major businesses of the Company and its consolidated subsidiaries are the manufacture and sale of automotive exhaust system parts and ride control products; natural gas transportation and marketing; manufacture and sale of packaging materials, cartons, containers and specialty packaging products for consumer and commercial markets; and construction and repair of ships.

  The address of the Company, a Delaware corporation, is 1275 King Street, Greenwich, Connecticut 06831, and its telephone number is (203) 863-1000.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. All proceeds from the sale of such shares of Common Stock will be received by the Selling Shareholders.

                              RECENT DEVELOPMENTS

  On March 21, 1996, the Company announced that it intends to spin off Newport News Shipbuilding and Dry Dock Company to its shareholders in a tax-free transaction, and is developing strategic options to separate Tenneco Energy from its packaging and automotive parts divisions and to maximize shareowner value through a tax-free spinoff, a sale, strategic alliance or other action. The development of these options related to Tenneco Energy is expected to be completed during the second quarter of 1996. The spinoff of Newport News Shipbuilding and Dry Dock Company is expected to be completed late in 1996, subject to receipt of a favorable ruling from the Internal Revenue Service on the tax-free nature of the proposed transaction.

  On April 18, 1996, the Texas Supreme Court issued a decision adverse to Tennessee Gas Pipeline Company ("Tennessee") in a proceeding involving a gas supply contract containing a "take-or-pay" provision and above-market pricing terms. The decision reversed an earlier opinion of the Texas Supreme Court which held that the contract in question was an "output" contract under the Texas Business and Commerce Code and therefore subject to the requirement that any increase in production under the contract must be made in good faith and in reasonable proportion to historical levels. Tennessee intends to ask the court to again rehear the issue. The Supreme Court's ruling explicitly preserves Tennessee's defenses based on bad faith conduct of the producers. In addition, nothing in the Supreme Court's decision affects Tennessee's ability to seek recovery of its above-market costs of purchasing gas under the contract from its customers as gas supply restructuring costs in proceedings currently pending before the Federal Energy Regulatory Commission.

                    COMMON STOCK PRICE RANGE AND DIVIDENDS

  The outstanding shares of Common Stock are listed on the New York, Chicago, Pacific, Toronto, London, Paris, Frankfurt, Dusseldorf, Basel, Geneva and Zurich Stock Exchanges.

  The following table sets forth the high and low sale prices of Common Stock during the periods indicated on the New York Stock Exchange Composite Transactions Tape and dividends paid per share of Common Stock during such periods:

                                SALE
                               PRICES
                              ------------    DIVIDENDS
                              HIGH    LOW       PAID
                              ----    ----    ---------
   1995
     1st quarter............. $47 3/8 $42 1/4    .40
     2nd quarter.............  48 5/8  45 1/8    .40
     3rd quarter.............  50 1/4  44 7/8    .40
     4th quarter.............  50 3/8  41 7/8    .40
   1996
     1st quarter............. $58 1/2 $47 5/8    .45
     2nd quarter (through
      April 19)..............  57 5/8  53 3/8    .45

  The closing price of the Common Stock on the Composite Tape as reported by the National Quotation Bureau, Inc. on April 23, 1996 was $54 5/8.

  The declaration of dividends on the Company's capital stock is at the discretion of the Company's Board of Directors. The Board has not adopted a dividend policy as such; subject to legal and contractual restrictions, its decisions regarding dividends are based on all considerations that in its business judgment are relevant at the time, including past and projected earnings, cash flows, economic, business and securities market conditions and anticipated developments concerning the Company's business and operations.

  The Company's cash flow and the consequent ability of the Company to pay dividends on the Common Stock is substantially dependent upon the Company's earnings and cash flow available after its debt service and the availability of such earnings to the Company by way of dividends, distributions, loans and other advances. The instruments setting forth the rights of the holders of the Company's Preferred Stock and Junior Preferred Stock contain provisions restricting the Company's right to pay dividends and make other distributions on the Common Stock. Certain of the Company's subsidiaries have provisions under financing arrangements and an investment agreement which limit the amount of dividends that may be paid by them to the Company. At December 31, 1995, such amount was calculated to be approximately $3.7 billion. The Company is a party to credit agreements containing provisions that limit the amount of dividends paid on its common stock. At December 31, 1995, under the most restrictive provisions contained in these credit agreements, the Company would be permitted to pay dividends in excess of $300 million.

  Under applicable corporate law, dividends may be paid by the Company out of "surplus" (as defined under the law) or, if there is not a surplus, out of net profits for the year in which the dividends are declared or the preceding fiscal year. At December 31, 1995, the Company had surplus of approximately $2.4 billion for the payment of dividends, and the Company will also be able to pay dividends out of any net profits for the current and prior fiscal year.

                             SELLING SHAREHOLDERS

  The shares of Common Stock offered hereunder were acquired by the Selling Shareholders as a result of the merger of MLP Holdings, Inc. ("MLP") into a subsidiary of the Company in which the outstanding shares of MLP were converted into shares of Common Stock. The merger occurred on November 2, 1995, with the Company's subsidiary being the surviving corporation.

  The following table sets forth the name of each Selling Shareholder and the number of shares of Common Stock to be offered for sale hereunder. Any or all of such shares of Common Stock may be offered for sale and sold by the Selling Shareholders from time to time by means of this Prospectus.

                           NUMBER OF SHARES
                           OF COMMON STOCK  NUMBER OF SHARES
                            OWNED PRIOR TO  OF COMMON STOCK
              NAME           THE OFFERING    TO BE OFFERED
              ----         ---------------- ----------------
        Leslie C. Confair      228,596          228,596
        Arnold R. Klann        228,596          228,596

  Prior to the merger in which MLP was acquired by the Company, Mr. Confair was President of MLP and Mr. Klann was its Senior Vice President, Secretary and Treasurer, and each of them owned 50% of the issued and outstanding capital stock of MLP. Additionally, from March 1, 1995 through February 22, 1996, a corporation owned by the Selling Shareholders and a subsidiary of the Company were partners in a joint venture to design and construct ethanol plants.

  To the knowledge of the Company, neither of the Selling Shareholders owns any shares of Common Stock other than the shares offered by this Prospectus.


                          DESCRIPTION OF COMMON STOCK

  Under the Certificate of Incorporation, as amended, of the Company (the "Certificate of Incorporation"), the authorized capital stock of the Company consists of 15,000,000 shares of Preferred Stock, without par value ("Preferred Stock"); 50,000,000 shares of Junior Preferred Stock, without par value ("Junior Preferred Stock"); and 350,000,000 shares of Common Stock, par value $5 ("Common Stock").

  As of March 31, 1996, the following shares of capital stock were outstanding: 391,519 shares of $7.40 Cumulative Preferred Stock, 803,723 shares of $4.50 Cumulative Preferred Stock and 173,996,487 shares of Common Stock. No shares of Junior Preferred Stock were issued and outstanding on such date although 3,500,000 shares of Series A Participating Junior Preferred Stock have been authorized for issuance pursuant to a Rights Agreement (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent, which is described below under the subcaption "Certain Anti-Takeover Provisions--Rights Agreement."

  Preferred Stock ranks senior to Junior Preferred Stock (when and if issued) and to Common Stock with respect to payment of dividends and distributions of assets upon liquidation. The Board of Directors may from time to time authorize the issuance of shares of Preferred Stock and Junior Preferred Stock in such series, and having such dividend and liquidation preferences, voting rights, redemption prices, conversion rights, and other terms and provisions as may be contained in the resolutions of the Board of Directors providing for their issuance.

  The summary of the terms of the Common Stock contained herein does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Certificate of Incorporation which is filed as an exhibit to the Registration Statement.

COMMON STOCK

  Dividends. Subject to the prior rights of the holders of the Preferred Stock and the Junior Preferred Stock (when and if issued), and except as set forth below, such dividends as may be determined by the Board of Directors of the Company may be declared and paid on the Common Stock from time to time out of any funds legally available therefor. No dividends may be paid on the Common Stock, nor may any shares of Common Stock be acquired by the Company, unless all past and current dividends on the Preferred Stock and Junior Preferred Stock shall have been declared and paid.

  Voting Rights. Holders of the Common Stock and holders of the $7.40 Cumulative Preferred Stock are entitled to vote together on the basis of one vote for each share held at all meetings of stockholders of the Company. Holders of the $7.40 Cumulative Preferred Stock are not entitled to vote separately as a class except with regard to matters relating exclusively to the rights of such series so as to adversely affect the rights, powers or preferences of such series. Subject to the right of the holders of the $7.40 Cumulative Preferred Stock of the Company to elect two additional members of the Board of Directors whenever dividends on the outstanding $7.40 Cumulative Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon, and subject to such additional voting rights as may be provided for any other series of Preferred Stock or Junior Preferred Stock in the resolution of the Board of Directors providing for the issuance thereof, holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders.

  Liquidation. The holders of Common Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Company, are entitled to receive pro rata the assets of the Company remaining after satisfaction of corporate liabilities and the prior payment in full of all amounts that the holders of the Preferred Stock and the Junior Preferred Stock are entitled to receive.

  Miscellaneous. The holders of Common Stock have no preemptive rights, cumulative voting rights or subscription rights.

  The Common Stock is listed on the New York, Chicago, Pacific, Toronto, London, Paris, Frankfurt, Dusseldorf, Basel, Geneva and Zurich Stock Exchanges.

  The following banks are both Transfer Agents and Registrars for the Common
Stock: First Chicago Trust Company of New York, New York, New York; and First Interstate Bank of California, Los Angeles, California. Additionally, Montreal Trust Company, Toronto, Ontario, is a Transfer Agent for the Common Stock and Canada Permanent Trust Company, Toronto, Ontario, is a Registrar for the Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Certificate of Incorporation, By-Laws and the Rights Agreement contain provisions, summarized below, that could have the effect of delaying, deferring or preventing a merger, tender offer or other takeover attempt of the Company. The summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Certificate of Incorporation, By-Laws and Rights Agreement filed or incorporated as exhibits to the Registration Statement.

 Certificate of Incorporation

  Election of Board of Directors. The Board of Directors of the Company is divided into three classes of directors serving staggered three-year terms, with a minimum of eight directors and a maximum of sixteen directors constituting the entire Board of Directors. The directors may be removed by the stockholders of the Company only for cause. The total number of directors and the number of directors constituting each class of directors (with each of the three classes being required to be equal as nearly as possible) can be fixed or changed, from time to time, by the Board of Directors within such authorized limits. Incumbent directors are delegated the power to fill any vacancies on the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise.

  Fair Price Provisions. The Certificate of Incorporation contains a "fair price" provision which requires the approval of holders of at least 66 2/3 percent of the Company's outstanding voting stock (excluding voting stock owned by any Interested Stockholder, as defined below, and certain related parties) as a condition to mergers, consolidations and certain other business combinations and transactions ("Business Combinations") involving the Company or one of its subsidiaries with, or proposed by or on behalf of, an Interested Stockholder or certain related parties unless the Business Combination satisfies certain minimum price and other procedural safeguards or unless the transaction is approved by a majority of the Continuing Directors (as defined below). Amendments to these provisions of the Certificate of Incorporation proposed by an Interested Stockholder require the approval of holders of 66 2/3 percent of the Company's voting stock voting together as a single class (excluding voting stock owned by any Interested Stockholders and certain related parties) unless such amendment is approved by all of the members of the Board of Directors if all such directors are Continuing Directors.

  An "Interested Stockholder" is defined in the Certificate of Incorporation to include any person who is or has announced or publicly disclosed a plan or intention to become the beneficial owner of more than five percent of the voting stock of the Company other than the Company, its subsidiaries or employee benefit plans of the Company and the trustees of such plans. A person is the "beneficial owner" of voting stock of the Company when such person and certain related parties, directly or indirectly, own or have the right to acquire or vote such stock.

  A "Continuing Director" is any member of the Board of Directors of the Company who is not affiliated with an Interested Stockholder and who either was a director of the Company prior to the time any Interested Stockholder became an Interested Stockholder or was recommended or elected by a majority of the Continuing Directors.

  The fair price criteria requires that, in a Business Combination in which consideration is to be paid to the Company's stockholders, the consideration required to be paid must be either cash or the same form of consideration used by the Interested Stockholder in acquiring beneficial ownership of the largest portion of its capital stock of the Company. In the case of payments to holders of the Common Stock, the fair market value per share of such payments would have to be at least equal to the higher value determined under the following two alternatives: (i) the highest per share price paid by or on behalf of the Interested Stockholder during the two years prior to the public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher, for any share of the Company's Common Stock beneficially owned by the Interested Stockholder, and (ii) the fair market value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher. In the case of payments to holders of any shares of a series of class of capital stock of the Company, other than Common Stock, the fair market value per share of such payments would have to be at least equal to the highest value determined under the following four alternatives: (i) the highest per share price paid by or on behalf of the Interested Stockholder during the two years prior to the Announcement Date or in the transaction in which it became an Interested Stockholder, whichever is higher, for any shares of such class or series beneficially owned by the Interested Stockholder, (ii) the fair market value per share of such class or series on the Announcement Date or Determination Date, whichever is higher, (iii) such fair market value determined pursuant to the immediately preceding clause multiplied by the ratio of (x) the highest per share price for such class or series paid by or on behalf of the Interested Stockholder during the two-year period prior to the Announcement Date for any shares of such class or series beneficially owned by the Interested Stockholder to (y) the fair market value per share of such class or series on the first day of such two-year period, and (iv) the highest voluntary or involuntary liquidation amount for such class or series.

  In order to avoid the 66 2/3 percent stockholder vote requirement for Business Combinations in which consideration is to be paid to the Company's stockholders, the following procedural requirements would have to be complied with, as well as the minimum price criteria described above, unless the Business Combination was approved by a majority of the Continuing Directors.

    (i) The Company, after the Interested Stockholder became an Interested Stockholder, must not have failed to pay full quarterly dividends payable under the terms of any outstanding capital stock of the Company or have reduced the rate of dividends paid on its Common Stock, unless such failure or reduction was approved by a majority of the Continuing Directors.

    (ii) After the Interested Stockholder became an Interested Stockholder, the Interested Stockholder must not have acquired any additional shares of the Company's capital stock.

    (iii) After the Interested Stockholder became an Interested Stockholder, the Company must have increased the annual dividend rate on the Common Stock to reflect certain stock reclassifications, recapitalizations, and reorganizations of the Company unless such failure to increase the dividend was approved by a majority of the Continuing Directors.

    (iv) A proxy or information statement describing the proposed Business Combination must have been prepared and mailed by the Company to all stockholders of the Company at least 30 days prior to the consummation of the Business Combination.

    (v) The Interested Stockholder must not have made any major change in the Company's business or equity capital structure without the approval of a majority of Continuing Directors.

  In order to avoid the 66 2/3 percent vote requirement for a Business Combination not involving the payment of consideration to the Company's stockholders, the transaction would have to be approved by a majority of the Continuing Directors.

  The foregoing voting requirements are in addition to any vote required by law or otherwise required by the Certificate of Incorporation. The Certificate of Incorporation provides additional voting requirements that a majority of the outstanding Preferred Stock and Junior Preferred Stock, each voting separately as a class, must consent to the sale, lease, transfer or conveyance of all, or substantially all, of the Company's property or business, or merger of the Company into, or consolidation of the Company with, any other corporation or corporations.

  Other Provisions. In addition to the anti-takeover effects which may exist in the above described provisions, the ability of the Board of Directors to authorize the issuance of shares of Preferred Stock and Junior Preferred Stock, as described under the caption "Description of Capital Stock", might deter a third party from attempting to acquire the Company on a non-negotiated basis such as a tender offer. The Board of Directors of the Company could issue authorized but unissued Common Stock to a holder that might have sufficient voting power to make it difficult for any proposal to accomplish certain Business Combinations opposed by a majority of the Continuing Directors, or to amend the provisions of the Certificate of Incorporation relating to such Business Combinations to receive the majority stockholder vote required therefor.

 By-Laws

  The Company's By-Laws provide for (i) an advance notice procedure with regard to (a) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, and (b) certain business to be brought before an annual meeting of stockholders of the Company and (ii) procedures governing the use of written consents by stockholders. The By-Laws may be altered, amended or repealed by the Board of Directors, by a majority vote of stockholders consisting of a quorum at a meeting (provided, in the case of an annual meeting, that any stockholder proposing such action shall have given the Company prior notice in accordance with the procedures prescribed by the By-Laws), or by the holders of a majority of the outstanding shares of the Company entitled to vote thereon acting by written consent in accordance with the consent procedures prescribed by the By-Laws.

 Rights Agreement

  On June 10, 1988, the Company made a dividend distribution to holders of Common Stock of one Right for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company a unit consisting of one-hundredth of a share (a "Unit") of Series A Participating Junior Preferred Stock, at a purchase price of $130 per Unit, subject to adjustment from time to time to prevent dilution. The description and terms of the Rights are set forth in the Rights Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  The Rights are not exercisable until the Distribution Date (as defined below) and will expire at the close of business on June 10, 1998, unless earlier redeemed by the Company as described below.

  The Rights currently attach to all Common Stock certificates representing shares outstanding, including the shares offered hereby, and no separate certificates evidencing the Rights ("Rights Certificates") have been distributed. The Rights will separate from the Common Stock and a distribution date (the "Distribution Date") will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), (ii) 10 business days (or such later date as may be determined by the Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20 percent or more of such outstanding shares of Common Stock or (iii) 10 business days after the Board of Directors determines any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which the Board of Directors determines to be substantial (which amount shall in no event be less than 10 percent of the shares of Common Stock outstanding) and at least a majority of the Board of Directors who are not officers of the Company, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, shall determine that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company (an "Adverse Person").

  Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after June 10, 1988 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. In addition, the Rights Agreement provides that, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale, with respect to shares of Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement outstanding, granted or awarded as of the Distribution Date, or upon the exercise, conversion or exchange of securities issued by the Company after May 24, 1988 and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Rights Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

  In the event that (i) a Person becomes the beneficial owner of 20 percent or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock that the independent directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), or (ii) the Board of Directors determines that a person is an Adverse Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, rights are not exercisable following the occurrence of either of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger that follows an offer described in the preceding paragraph) or (ii) more than 50 percent of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

  In general, at any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.02 per Right. The Company may not redeem the Rights if the Board of Directors has previously declared a person to be an Adverse Person. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.02 redemption price.

  Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to correct defective or inconsistent provisions, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption may be made at such time as the Rights are not redeemable and no amendment to lengthen a time period may be made unless it benefits the holders of Rights.

                              MANNER OF OFFERING

  The shares of Common Stock are being sold by the Selling Shareholders for their own accounts. The shares may be sold by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest, in one or more transactions which may include block transactions, ordinary brokered transactions regular way on a national securities exchange, negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated or determined. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act.

  Upon the Company being notified by any of the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemental prospectus will be filed, if required, pursuant to Rule 424 of the Securities Act, disclosing where applicable (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

  The Selling Shareholders have agreed with the Company that they will not sell more than 10,000 shares of Common Stock on any day without the consent of the Company.

                                 LEGAL MATTERS

  The legality of the Common Stock offered hereby will be passed upon for the Company by Mr. M. W. Meyer, Vice President and Deputy General Counsel of the Company. The Company has been advised by Mr. Meyer that at March 31, 1996, he beneficially owned 23,243 shares of Common Stock of the Company (including options to purchase 4,001 shares of Common Stock, which options are either presently exercisable or exercisable within 60 days of such date).

                                    EXPERTS

  The financial statements and schedules of the Company and its consolidated subsidiaries included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for postemployment benefits.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference.

  1. Annual Report on Form 10-K for the year ended December 31, 1995.

  2. Definitive Proxy Statement for the Annual Meeting of Stockholders to be held on May 14, 1996.

  3. Current Reports on Form 8-K dated February 2, 1996 and March 21, 1996.

  4. Description of Common Stock of Tenneco Inc. included in Tenneco Inc.'s Registration Statement on Form 8-B, Registration No. 1-9864, as filed with the Commission on March 8, 1988.

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering hereunder, shall be deemed to be incorporated in this Prospectus by reference and to be a part of this Prospectus from the date of filing of such documents.

                                 [TENNECO INC.
                                      LOGO
                                 APPEARS HERE]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following are the estimated expenses to be incurred by the Company in connection with the offering described in this Registration Statement.

      SEC registration fee............................................. $ 8,661
      Printing and engraving costs.....................................  12,000
      Accounting fees..................................................  30,000
      Miscellaneous, including Blue Sky qualification expense, travel, telephone and telegraph and various out-of-pocket expenses......  14,339
                                                                        -------
        Total.......................................................... $65,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The By-Laws of the Company include the following provisions.

    "Section 14. Each person who is or was a director or officer of the Company, or who serves or may have served at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) and who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, including appeals, shall be indemnified by the Company as a matter of right to the full extent permitted or authorized by the General Corporation Law of Delaware, as it may from time to time be amended, against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in his capacity as a director or officer, or arising out of his status as a director or officer. Each person who is or was an employee or agent of the Company, or who serves or may have served at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person) may, at the discretion of the Board, be indemnified by the Company to the same extent as provided herein with respect to directors and officers of the Company.

    "The Company may, but shall not be obligated to, maintain insurance at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company, or is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. The Company may, but shall not be obligated to, pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

    "The indemnification provided by this Section 14 shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law or under any agreement, vote of stockholders or disinterested directors or otherwise."

  The Company has purchased insurance which purports to insure the Company against certain costs of indemnification which may be incurred by it pursuant to the foregoing By-Law provision, and to insure the officers and directors of the Company, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their function as such officers and directors except for liabilities resulting from their own malfeasance.

  See "Item 17, Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

ITEM 16. LIST OF EXHIBITS.

  Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.

   1    --None.
   2    --None.
   4(a) --Copy of Rights Agreement dated as of May 24, 1988 as amended and restated as of October 1, 1989 between Tenneco Inc. and First Chicago
          Trust Company of New York, as Rights Agent (Exhibit 4(d) to
          Registration Statement No. 33-43561 filed October 28, 1991).
   4(b) --Specimen Certificate of Common Stock, $5 par value (Exhibit 4(b)(2)
          to Registration No. 33-17815 filed October 9, 1987).
  *5    --Opinion of M. W. Meyer, Esq.
   8    --None.
  12    --None.
  15    --None.
 *23(a) --The consent of M. W. Meyer is contained in his opinion which is filed as Exhibit 5 to this Registration Statement.
 *23(b) --The consent of Arthur Andersen LLP, Independent Public Accountants,
          is attached to this Registration Statement.
 *24    --Powers of Attorney of the following Directors of Tenneco Inc.:
           Mark Andrews
           W. Michael Blumenthal
           M. Kathryn Eickhoff
           Peter T. Flawn
           Henry U. Harris, Jr.
           Belton K. Johnson
           John B. McCoy
           Joseph J. Sisco
           William L. Weiss
           Clifton R. Wharton, Jr.
  25    --None.
  26    --None.
  27    --None.
  28    --None.
  99    --None.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated February 8, 1996, included in Tenneco Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, and to all references to our Firm included in this Registration Statement.

                                          Arthur Andersen LLP

Houston, Texas
April 30, 1996

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, AND STATE OF TEXAS, ON THE 30TH DAY OF APRIL, 1996.

                                          Tenneco Inc.

                                                      Dana G. Mead
                                          By___________________________________
                                                      Dana G. Mead
                                          Chairman and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

            Dana G. Mead             Principal Executive Officer     April 30, 1996
____________________________________  and Director
            Dana G. Mead

         Robert T. Blakely           Principal Financial and         April 30, 1996
____________________________________  Accounting Officer
         Robert T. Blakely

Mark Andrews, W. Michael Blumenthal, Directors
 M. Kathryn Eickhoff, Peter T.
 Flawn, Henry U. Harris, Jr., Belton
 K. Johnson, John B. McCoy, Joseph
 J. Sisco, William L. Weiss, Clifton
 R. Wharton, Jr.

          M. W. Meyer                                                April 30, 1996
By_____________________________
       Attorney-in-fact

                               INDEX OF EXHIBITS

  Exhibits not incorporated by reference to a prior filing are designated by an asterisk; all exhibits not so designated are incorporated herein by reference to a prior filing as indicated.



 Exhibit
  Number                    Description of Exhibits
- ---------                   -----------------------
 4(a)              --Copy of Rights Agreement dated as of May 24, 1988 as
                     amended and restated as of October 1, 1989 between Tenneco
                     Inc. and First Chicago Trust Company of New York, as Rights
                     Agent (Exhibit 4(d) to Registration Statement No. 33-43561
                     filed October 28, 1991).

 4(b)              --Specimen Certificate of Common Stock, $5 par value
                     (Exhibit 4(b)(2) to Registration No. 33-17815 filed
                     October 9, 1987).

*5                 --Opinion of M. W. Meyer, Esq.

*23(a)             --The consent of M. W. Meyer is contained in his opinion
                     which is filed as Exhibit 5 to the Registration Statement.

*23(b)             --The consent of Arthur Andersen LLP, Independent Public
                     Accountants for Tenneco Inc., is attached to the
                     Registration Statement.

*24                --Powers of Attorney of the following Directors of
                     Tenneco Inc.:
                       Mark Andrews
                       W. Michael Blumenthal
                       M. Kathryn Eickhoff
                       Peter T. Flawn
                       Henry U. Harris, Jr.
                       Belton K. Johnson
                       John B. McCoy
                       Joseph J. Sisco
                       William L. Weiss
                       Clifton R. Wharton, Jr.